UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013

PARKWAY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11533	74-2123597
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando FL	32801
(Address of Principal Executive Offices, including zip code)	(Zip code)

Registrant’s telephone number, including area code: (407) 650-0593

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 8, 2013, Parkway Properties, Inc. (the “Company”) entered into an employment agreement with James Heistand (the “Employment Agreement”). The Employment Agreement provides that Mr. Heistand will serve as the Company’s President and Chief Executive Officer and as a director on the Company’s Board of Directors (the “Board”).

The Employment Agreement is effective as of July 8, 2013 and has a three-year term, which is subject to extension for up to an additional three years if the parties mutually agree on or before the third anniversary of the effective date of the Employment Agreement. In general, either party may terminate Mr. Heistand’s employment during the term of the Employment Agreement by providing at least 60 days’ advance written notice.

Mr. Heistand will be paid a base salary of $600,000 per year, subject to annual review. Mr. Heistand will be eligible to earn an annual target cash bonus under the Company’s discretionary annual incentive plan equal to 140% of his base salary, subject to the achievement of annual performance objectives, as determined by the Board or the Compensation Committee of the Board (the “Committee”).

Mr. Heistand will be eligible to receive an annual grant of restricted stock units (“RSUs”) and Profits Interest Units under the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “Plan”) or its successor, subject to Board or Committee approval. In connection with the execution of the Employment Agreement, Mr. Heistand also received an additional grant of 100,000 RSUs and 100,000 Profits Interest Units (together, the “2013 Additional Grant”). The RSU portion of the 2013 Additional Grant will vest in equal installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Heistand’s continued employment on each vesting date. The Profits Interest Units portion of the 2013 Additional Grant is subject to performance-based vesting based on the Company’s achievement of specified total stockholder return (“TSR”) targets over a three-year performance period. The Employment Agreement provides that all of Mr. Heistand’s outstanding equity or equity-based awards that are subject to time-based vesting, as well as the Profits Interest Units portion of the 2013 Additional Grant, will immediately vest and be paid in full upon a change in control (as defined in the Employment Agreement), except that if accelerated payment is not permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the awards will be paid on the original payment schedule. With respect to Mr. Heistand’s award of Profits Interest Units granted on March 2, 2013, which is subject to performance-based vesting based on the Company’s achievement of specified TSR targets, upon a change in control (as defined in the Plan), all or a portion of the award will vest based upon the Company’s performance through the date of the change in control and any portion of the award that does not vest will be forfeited.

In addition to the base salary, bonus amounts and equity and equity-based awards described above, Mr. Heistand will be entitled to additional benefits, including participation in all employee benefit plans and programs available generally to other executives of the Company, no fewer than 25 days per full year of vacation and reimbursement of reasonable business and entertainment expenses.

The Employment Agreement also sets forth Mr. Heistand’s rights to severance upon termination of employment. As a condition to Mr. Heistand’s receipt of the severance payments and benefits described below, he will be required to execute a general release and waiver in the Company’s favor and to comply with restrictive covenants in the Company’s favor.

If Mr. Heistand’s employment is terminated by the Company without “cause” (which includes the Company’s election not to renew or extend the Employment Agreement where Mr. Heistand is willing to extend the term), or by Mr. Heistand for “good reason,” in either case other than within the 90 days prior to or the two-year period following a change in control (as defined in the Employment Agreement), Mr. Heistand is entitled to (i) any earned but unpaid annual bonus for the preceding fiscal year on the date the amount would otherwise have been paid; (ii) an amount equal to the sum of (A) 18 months’ of his then-current base salary, plus (B) one and one-half times his then-current target bonus, payable in equal installments over a 12-month period; (iii) an additional 18 months’ time-based vesting credit on any outstanding equity or equity-based awards; (iv) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 18 months following his termination of employment and the premiums for such coverage will be no greater than those charged by the Company generally to its active executive employees; and (v) payments with respect to any declared cash bonus that would otherwise have been paid within 18 months following the date of his termination of employment, to be paid following his termination. “Cause” means in general: (i) Mr. Heistand’s continued failure to perform the material responsibilities and duties under the Employment Agreement; (ii) willful or reckless conduct by Mr. Heistand that is done or omitted to be done not in good faith and is materially injurious to the Company; (iii) Mr. Heistand’s conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) Mr. Heistand’s commission or omission of any act that is materially detrimental to the best interests of the Company and that constitutes common law fraud or violation of applicable law; or (v) Mr. Heistand’s breach of any material provision of the Employment Agreement, including the restrictive covenants. “Good reason” means in general: (i) the Company’s failure to pay material compensation when due and payable; (ii) a material diminution in Mr. Heistand’s position, duties or responsibilities; (iii) the Company’s material breach of any other material provision of the Employment Agreement; or (iv) a change in Mr. Heistand’s principal place of employment to a location more than 50 miles from such principal place of employment as of the effective date of the Employment Agreement.

If Mr. Heistand’s employment is terminated by the Company without cause, by Mr. Heistand for good reason or as a result of Mr. Heistand’s death or disability (as defined in the Employment Agreement), in each case within the 90 days prior to or the two-year period following a change in control, Mr. Heistand is entitled to (i) an amount equal to 2.9 times the sum of his then-current base salary plus his then-current target bonus, payable in a lump sum following his termination of employment if the change in control constitutes a change in the ownership or effective control or the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Code, or in equal installments over a 12-month period if it does not; (ii) the remainder of any declared cash bonus that would otherwise have been paid had his employment not terminated, to be paid following his termination; and (iii) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 18 months following his termination of employment and the premiums for such coverage will be no greater than those charged by the Company generally to its active executive employees.

The Employment Agreement includes a Section 280G “better of” provision, meaning, if any of the payments or benefits provided to Mr. Heistand under the Employment Agreement or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give Mr. Heistand a better after-tax result than if he received the full payments and benefits.

The Employment Agreement also includes certain restrictive covenants in the Company’s favor. The covenants include non-competition and non-solicitation covenants during Mr. Heistand’s employment and for a specified period of time after employment, and confidentiality and non-disparagement obligations during and following his employment. The Company may recover incentive and other compensation paid to Mr. Heistand, as and to the extent required by the Company’s “clawback” policy, as in effect from time to time, and applicable law.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

Exhibit 10.1	Employment Agreement, dated as of July 8, 2013, by and between Parkway Properties, Inc. and James Heistand

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2013	PARKWAY PROPERTIES, INC.

	BY:	/s/ Jeremy R. Dorsett
Jeremy R. Dorsett
Executive Vice President and General Counsel

EXHIBIT LIST

Exhibit Number	Description

Exhibit 10.1	Employment Agreement, dated as of July 8, 2013, by and between Parkway Properties, Inc. and James Heistand